EXHIBIT 99.3
AMENDMENT TO THE
NEXTWAVE WIRELESS INC.
2005 STOCK INCENTIVE PLAN

WHEREAS, NextWave Wireless Inc. (the “Company”) maintains the NextWave Wireless Inc. 2005 Stock Incentive Plan (the “Plan”) to encourage officers, employees, non-employee directors and consultants of the Company and its affiliates to acquire or increase their equity interests in the Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company thereby advancing the interests of the Company and its stockholders; and

WHEREAS, on August 2, 2010 and November 8, 2010, the Compensation Committee of the Board of Directors of the Company (the “Committee”) granted restricted stock awards to certain key employees and authorized this amendment to the Plan (this “Plan Amendment”) to increase the maximum aggregate number of Shares with respect to which Awards (as defined in the Plan) may be granted under the Plan in order to accommodate and implement such grants; and

WHEREAS, Section 7 of the Plan provides that the Committee may amend the Plan at any time, subject to requirements imposed by law or stock exchange requirements; and

WHEREAS, pursuant to the Charter of the Compensation Committee, the Committee presented this Plan Amendment to the Board of Directors of the Company, which also ratified and approved this Plan Amendment on November 8, 2010.

NOW, THEREFORE, in accordance with the foregoing, the Plan shall be amended as follows:

1.               Effective as of August 2, 2010, the first sentence of Section 4(a) of the Plan shall be restated in its entirety as follows:

“Shares Available.  Subject to adjustment as provided in Section 4(c), the number of Shares with respect to which Awards may be granted under the Plan shall be 5,178,600.”

IN WITNESS WHEREOF, and as evidence of the adoption of this Plan Amendment set forth herein, the Committee has caused this Plan Amendment to be executed this 8th day of November, 2010.

NEXTWAVE WIRELESS INC.

By:	/s/ Frank A. Cassou
	Name:	Frank A. Cassou
	Title:	Executive Vice President, Chief Legal Counsel and Secretary